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                                                                     EXHIBIT 8.1

                                                                  March   , 2001

Intermedia Communications Inc.
3625 Queen Palm Drive
Tampa, FL 33619

Ladies and Gentlemen:

   We have acted as counsel for Intermedia Communications, Inc., a Delaware corporation ("Intermedia"), in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 1, 2000, as amended as of February 15, 2001, by and among WorldCom Inc., a Georgia corporation ("WorldCom"), Wildcat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Wildcat") and Intermedia, in which Wildcat will be merged with and into Intermedia (the "Merger"), with Intermedia surviving as a wholly owned subsidiary of WorldCom./1/ We are rendering this opinion pursuant to Section 5.2(b) of the Merger Agreement.

   In providing our opinion, we have examined the Merger Agreement, the Registration Statement, which includes the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Intermedia, WorldCom, and Wildcat in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the knowledge of" or similarly qualified are true without regard to any qualification as to knowledge or belief. If any of the above described assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.

   In rendering our opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, published positions of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

   We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
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/1/Unless otherwise indicated, capitalized terms not otherwise defined herein shall have the meanings specified in the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement of Intermedia and the Prospectus of WorldCom (the "Proxy Statement/Prospectus"), as filed with the Securities and Exchange Commission (the "SEC").
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   Based upon the foregoing, for U.S. Federal income tax purposes, it is our opinion that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) WorldCom, Intermedia and Wildcat will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

   Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of changes of the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is being provided for the benefit of Intermedia so that Intermedia may comply with its obligations under the federal securities laws. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                                          Very truly yours,